EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2021 Third Quarter Results

Net Sales Increased 6.8% to $289.5 Million
Diluted Earnings Per Share Increased 7.8% to $1.25

LYNNWOOD, Wash., Dec. 02, 2021 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today reported results for the third quarter ended October 30, 2021.

Net sales for the third quarter ended October 30, 2021 (13 weeks) increased 6.8% to $289.5 million from $271.0 million in the third quarter ended October 31, 2020 (13 weeks). Compared to the third quarter ended November 2, 2019 (13 weeks), third quarter 2021 net sales increased 9.6%. Net income in the third quarter of fiscal 2021 was $30.7 million, or $1.25 per diluted share, compared to net income of $29.1 million, or $1.16 per diluted share, in the third quarter of the prior fiscal year. Net income for the third quarter of 2019 was $19.2 million, or $0.75 per diluted share.

Total net sales for the nine months (39 weeks) ended October 30, 2021 increased 27.0% to $837.2 million from $659.1 million reported for the nine months (39 weeks) ended October 31, 2020. Compared to the first nine months (39 weeks) ended November 2, 2019, net sales increased 18.7%. Net income for the first nine months of 2021 was $81.1 million, or $3.20 per diluted share, compared to net income for the first nine months of fiscal 2020 of $33.4 million, or $1.32 per diluted share, and compared to net income for the first nine months of fiscal 2019 of $29.0 million, or $1.14 per diluted share.

At October 30, 2021, the Company had cash and current marketable securities of $338.1 million compared to cash and current marketable securities of $316.2 million at October 31, 2020. The increase in cash and current marketable securities was driven by cash generated through operations partially offset by share repurchases and capital expenditures. The Company repurchased 2.2 million shares during the quarter at an average cost of $41.00 per share and a total cost of $91.6 million.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “Our business continues to perform extremely well. With a strong back to school season driving record third quarter results, we generated more income in the first nine months of 2021 than in any full year period in the Company’s history and we still have the important holiday season ahead of us. Our operating model has again proven to be highly adaptable as we’ve recently navigated multiple external headwinds starting with the pandemic in early 2020 and now global supply chain disruptions to capitalize on strong consumer demand and expand our market share. The fourth quarter has started well and we are confident that our investments in people, sourcing and fulfillment will allow us to serve our consumers this holiday season with the distinct merchandise, great service and seamless shopping experiences that are the pillars of Zumiez’s long-term success.”

Fourth Quarter To-Date
Total fourth quarter-to-date total sales for the 31 days ending November 30, 2021 increased 11.5%, compared with the same 31-day time period in the prior year ended December 1, 2020. Compared to the 31-day period ended December 3, 2019, total net sales increased 8.6%. Total comparable sales for the 31-day period ending November 30, 2021 were up 8.4% from the comparable period in the prior year, and increased 6.5% from the comparable period in 2019. During the 31 days ending November 30, 2021 we have again experienced closures in Europe as a result of the pandemic. We continue to monitor this situation closely as sustained closures may have an impact on our forth quarter results. Fourth quarter-to-date as of November 30, 2021, the Company has repurchased an additional 0.4 million shares of stock at an average price of $47.91 and a total cost of $17.5 million. This brings 2021 fiscal year-to-date share repurchases to 2.8 million shares at an average cost of $42.16 per share for a total cost of $120.0 million.

Outlook
Due to the continued fast-moving nature of this situation and the uncertainty of impacts on revenue and costs, the Company is not providing an outlook at this time for the fourth quarter or the year.

Conference call Information
A conference call will be held today to discuss third quarter fiscal 2021 results and will be webcast at 5:00 p.m. ET on http://ir.zumiez.com. Participants may also dial (844) 309-0606 (domestic) or (574) 990-9934 (international) followed by the conference identification code of 2639078.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of November 27, 2021, we operated 739 stores, including 607 in the United States, 52 in Canada, 63 in Europe and 17 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, zumiez.ca, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended January 30, 2021 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	October 30, 2021	% of Sales	October 31, 2020	% of Sales
Net sales	$289,455	100.0%	$270,952	100.0%
Cost of goods sold	174,791	60.4%	165,146	61.0%
Gross profit	114,664	39.6%	105,806	39.0%
Selling, general and administrative expenses	74,822	25.8%	67,941	25.0%
Operating profit	39,842	13.8%	37,865	14.0%
Interest income, net	893	0.3%	769	0.3%
Other income, net	468	0.1%	86	0.0%
Earnings before income taxes	41,203	14.2%	38,720	14.3%
Provision for income taxes	10,501	3.6%	9,581	3.5%
Net income	$30,702	10.6%	$29,139	10.8%
Basic earnings per share	$1.26		$1.17
Diluted earnings per share	$1.25		$1.16
Weighted average shares used in computation of earnings per share:
Basic	24,284		24,864
Diluted	24,629		25,219

	Nine Months Ended
	October 30, 2021	% of Sales	October 31, 2020	% of Sales
Net sales	$837,190	100.0%	659,116	100.0%
Cost of goods sold	514,393	61.4%	438,724	66.6%
Gross profit	322,797	38.6%	220,392	33.4%
Selling, general and administrative expenses	216,722	25.9%	177,263	26.9%
Operating profit	106,075	12.7%	43,129	6.5%
Interest income, net	2,833	0.3%	2,637	0.4%
Other income, net	571	0.1%	584	0.1%
Earnings before income taxes	109,479	13.1%	46,350	7.0%
Provision for income taxes	28,394	3.4%	12,920	1.9%
Net income	$81,085	9.7%	33,430	5.1%

Basic earnings per share	$3.26		1.34
Diluted earnings per share	$3.20		1.32
Weighted average shares used in computation of earnings per share:
Basic	24,905		24,913
Diluted	25,325		25,271

ZUMIEZ INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 30, 2021	January 30, 2021	October 31, 2020
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$75,545	$73,622	$84,939
Marketable securities	262,541	301,920	231,234
Receivables	22,107	16,558	19,301
Inventories	175,108	134,354	160,961
Prepaid expenses and other current assets	11,633	8,823	9,240
Total current assets	546,934	535,277	505,675
Fixed assets, net	91,956	98,352	101,820
Operating lease right-of-use assets	244,777	267,152	273,796
Goodwill	59,525	61,470	59,540
Intangible assets, net	15,409	16,029	15,329
Deferred tax assets, net	7,784	9,927	8,192
Other long-term assets	11,804	10,157	9,802
Total long-term assets	431,255	463,087	468,479
Total assets	$978,189	$998,364	$974,154

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$84,609	$69,751	$84,069
Accrued payroll and payroll taxes	27,436	27,911	25,603
Income taxes payable	11,095	6,317	8,402
Operating lease liabilities	64,389	66,993	72,526
Other liabilities	30,112	24,480	25,327
Total current liabilities	217,641	195,452	215,927
Long-term operating lease liabilities	220,524	246,123	255,160
Other long-term liabilities	8,282	4,193	3,881
Total long-term liabilities	228,806	250,316	259,041
Total liabilities	446,447	445,768	474,968

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—	—
Common stock, no par value, 50,000 shares authorized; 23,319 shares issued and outstanding at October 30, 2021, 25,599 shares issued and outstanding at January 30, 2021, and 25,472 shares issued and outstanding at October 31, 2020	179,049	171,628	167,119
Accumulated other comprehensive (loss) income	(5,867)	939	(5,165)
Retained earnings	358,560	380,029	337,232
Total shareholders’ equity	531,742	552,596	499,186
Total liabilities and shareholders’ equity	$978,189	$998,364	$974,154

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	October 30, 2021	October 31, 2020
Cash flows from operating activities:
Net income	$81,085	$33,430
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	17,318	17,909
Noncash lease expense	48,131	45,797
Deferred taxes	2,772	(2,155)
Stock-based compensation expense	5,118	4,795
Impairment of long-lived assets	2,079	4,443
Other	1,204	(430)
Changes in operating assets and liabilities:
Receivables	(3,681)	(1,030)
Inventories	(41,702)	(24,856)
Prepaid expenses and other assets	(4,275)	532
Trade accounts payable	14,276	36,196
Accrued payroll and payroll taxes	(351)	1,711
Income taxes payable	4,253	2,629
Operating lease liabilities	(59,099)	(40,945)
Other liabilities	4,808	3,728
Net cash provided by operating activities	71,936	81,754
Cash flows from investing activities:
Additions to fixed assets	(8,808)	(7,488)
Purchases of marketable securities and other investments	(151,089)	(135,515)
Sales and maturities of marketable securities and other investments	186,116	104,742
Net cash provided by (used in) investing activities	26,219	(38,261)
Cash flows from financing activities:
Proceeds from issuance and exercise of stock-based awards	2,863	959
Payments for tax withholdings on equity awards	(560)	(93)
Common stock repurchased	(98,520)	(13,417)
Net cash used in financing activities	(96,217)	(12,551)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(66)	1,899
Net increase in cash, cash equivalents, and restricted cash	1,872	32,841
Cash, cash equivalents, and restricted cash, beginning of period	80,690	58,991
Cash, cash equivalents, and restricted cash, end of period	$82,562	$91,832
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$20,507	$11,933
Accrual for purchases of fixed assets	1,851	346
Accrual for repurchase of common stock	4,034	—

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200